STATEMENT OF DESIGNATIONS
                                     OF THE
                          PREFERENCES OF THE SERIES OF
                             THE PREFERRED STOCK OF
                           BIOGAN INTERNATIONAL, INC.
                                TO BE DESIGNATED
                      SERIES A CONVERTIBLE PREFERRED STOCK


         BIOGAN INTERNATIONAL, INC., a Delaware corporation (the "Corporation"), pursuant to Article Fourth of its Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware (the "GCL") certifies that the Board of Directors of the Corporation duly by unanimous written consent signed February 25, 2000 the following resolutions providing for the issuance of a series of Preferred Stock to be designated the Series A Convertible Preferred Stock, par value $.001, and to consist of 31,300 shares:

RESOLVED, that the Corporation is authorized to issue a series of Preferred Stock to be designated the Series A Convertible Preferred Stock, $.001 par value (the "Series A Preferred"), to consist of 31,300 shares; and it is further

RESOLVED, that the powers, designations, preferences and rights and qualifications, limitations and restrictions on all of the Series A Preferred shall be as follows:

1. ISSUANCE. The series of Preferred Stock designated as the Series A Preferred shall consist of 31,300 shares.

2. DIVIDENDS. The holders of shares of the Series A Preferred shall not be entitled to receive any dividends. Such holders shall receive thirty (30) days prior notice of the setting of a record date for the declaration of any dividend on the Common Stock of the Corporation ("Common Stock").

3. RIGHTS ON LIQUIDATION, DISSOLUTION AND WINDING UP.

(a) Upon any voluntary or-involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of shares of the Series A Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders before such payments are made to holders of any junior stock and to holders of Common Stock, for each share of the Series A Preferred held at the time of such liquidation, dissolution or winding up, (i) an amount equal to $1.00 subject to proportional adjustment in the event of any recapitalization of the shares of the Series A Preferred or any other capital stock of the Corporation (ii) plus an amount equal to the amount that would have been received by such holder had such holders converted to Common Stock immediately prior to such voluntary or-involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the "Liquidation Value").

(b) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation and the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation (other than any such transaction with an Affiliate of any stockholder of the Corporation on the date which is one day before the day the merger is filed with the Secretary of State of Delaware) shall be deemed to be a dissolution, liquidation or winding up,

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voluntary or involuntary, for the purposes of this Section 3. "Affiliate" means, with respect to any designated Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls, or is controlled by, or is under common control with, the other of such Persons. "Person" means any individual, corporation, partnership, business trust, joint venture, association, group joint stock company, trust, unincorporated association, or any other entity, or any governmental or agency or political subdivisions thereof.

(c) After payment in cash to the holders of the shares of the Series A Preferred of the full preferential amounts fixed hereby for the shares of the Series A Preferred, the holders of such shares as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) In the event the assets of the Corporation available for distribution to the holders of shares of the Series A Preferred upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 3, no such distributions shall be on account of any shares or any other class or series of capital stock of the Corporation ranking on a parity with the shares of the Series A Preferred upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(e) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten days after the date on which the Board if Directors approves such action, or within 30 days prior to any stockholders' meeting called to approve such action, or within 20 days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of the Series A Preferred written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of the Series A Preferred upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the notice shall occur, the Corporation shall promptly give written notice to each holder of shares of the Series A Preferred of such material change. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of 30 days after the mailing of the notice or ten days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or ten-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of the Series A Preferred.

4. CONVERSION, VOTING AND ELECTION OF DIRECTORS.

(a) A holder of shares of the Series A Preferred, may, at the holder's option, at any time, convert on a one for one basis, each share into 12,000 shares of Common Stock. If there are not sufficient shares of common stock authorized to allow such conversion then the shares of Series A Preferred may not be converted.

(b) In order to exercise the conversion privilege, the holder of any shares of the Series A Preferred to be converted shall surrender the certificate or certificates evidencing such shares to the Corporation at its then principal office or at its agency designated for such purpose (which may be the transfer agent for the Common Stock) and shall give notice to the Corporation that the holder elects to convert

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such shares or a specified portion thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for the Common Stock, which shall be issuable upon such conversion, shall be issued. As promptly as possible after receipt of such notice and the surrender of the shares of the Series A Preferred as aforesaid, the Corporation shall issue and deliver to such holder, a certificate or certificates for the number of full shares of the Common Stock issuable upon the conversion of such shares of the Series A Preferred in accordance with the provisions of this Section 4 and cash, as provided in subsection (c) of this Section 4, in respect of any fraction issuable upon such conversion. Such conversion shall be deemed to have been effected as of the close of business on the date on which such shares of the Series A Preferred shall have been surrendered as aforesaid, the rights of the holder of such shares of the Series A Preferred as such holder shall cease on said date, and the person or persons in whose name or names any certificate or certificates for the Common Stock shall be issuable upon such conversion, shall be deemed to have become on said date the holder or holders of record represented thereby. If there are not sufficient shares of Common Stock authorized to effect the conversions, the Corporation shall advise the holder in writing and forthwith convert such shares as it is able to convert. In the event any share of the Series A Preferred shall be surrendered for conversion of a part only, the Corporation shall issue and deliver to the holder, at the expense of the Corporation, a certificate for the shares of the Series A Preferred not converted.

(c) The Corporation shall not be required to issue any fractional shares of the Common Stock upon conversion of shares of the Series A Preferred. If any fractional interest in a share of the Common Stock shall be deliverable upon conversion of shares of the Series A Preferred, the Corporation shall purchase such fractional interest for an amount in cash (computed to the nearest cent equal to the Market Value (as hereinafter defined)) of such fractional share. If the shares of the Common Stock shall then be listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotation ("NASDAQ") System/National Market System, the Market Value shall be the closing sale price of such shares on such exchange or quoted by NASDAQ on the last business day preceding the surrender for conversion. If such shares shall not then be listed on any such exchange or quoted in NASDAQ/NMS, the Market Value shall be the average of the bid and asked prices quoted on the NASDAQ Small Cap System (if so traded), the Over the Counter Bulletin Board (OTCBB), or, if not so traded, as reported by the National Quotation Bureau, Inc. or any organization performing similar functions in the over-the-counter market on the last business day preceding the surrender for conversion on which day there were such quotations.

(d) The number of shares into which the Series A Preferred is convertible is subject to change or adjustment as follows:

(i) In case the Corporation shall, while any shares of the Series A Preferred have not yet been converted, effect a recapitalization of such character that the Common Stock acquirable hereunder shall be changed for a larger or smaller number of shares, then, after the date of record for effecting such recapitalization, the shares of Common Stock which the holder of shares of the Series A Preferred shall be entitled to acquire shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such recapitalization, and the number of shares of Common Stock into which the Series A Preferred is convertible shall, in the case of an increase in the number of such shares, be proportionately reduced, and in the case of a decrease in the number of such shares, shall be proportionately increased. For the purpose of this subsection
(i), a stock dividend, stock split-up or reverse split shall be considered as a recapitalization and as an exchange for a larger or smaller number of shares, as the case may be.

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(ii) In the case of any consolidation of the Corporation with, or merger of the
Corporation into, any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation in connection with a plan of complete liquidation of the Corporation, then, as a condition of such consolidation, merger or sale or conveyance, adequate provision shall be made whereby the holders of shares of the Series A Preferred shall thereafter have the right to acquire and receive upon conversion, upon the basis and upon the terms and conditions specified in the Series A Preferred in lieu of what was immediately theretofore acquirable and receivable upon the exercise of the rights represented hereby, such shares of stock or securities as may be issued in connection with such consolidation, merger or sale or conveyance with respect to or in exchange for the securities issuable on conversion of a share of Series A Preferred immediately therefore acquirable and receivable upon the exercise of the rights represented hereby had such consolidation, merger or sale or conveyance not taken place, and in any such case appropriate provision shall be made with respect to the rights and interest of the holders of shares of the Series A Preferred to the end that the provisions hereof shall be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof.

(iii) In case the Corporation shall, while any shares of the Series A Preferred have not yet been converted, make any distribution of its assets to holders of Common Stock as a partial liquidating dividend other than a dividend of the Company's shares or the shares of any of its subsidiaries, by way of return of capital or otherwise, then, after the date of record for determining shareholders entitled to such distribution, the holders of shares of the Series A Preferred shall be entitled, upon the conversion of any or all of the shares of the Series A Preferred into the Common Stock, to receive the amount of such assets (or at the option of the Corporation, a sum equal to the value thereof at the time of such distribution holders of Common Stock as such value is determined by the Board of Directors of the Corporation in good faith) which would have been payable to such holder had he been the holder of record of such the Common Stock issuable on conversion of his Preferred Stock on the record date for the determination of shareholder entitled to such distribution.

(e) Any adjustment pursuant to the foregoing provisions shall be made on the basis of the number of shares of Common Stock which the holders of conversion rights pursuant to Section 4 hereunder would have been entitled to acquire by conversion of shares of Series A Preferred immediately prior to tire event giving rise to such adjustment. Whenever any such adjustment is require to be made, the Corporation shall forthwith determine shares of the new number of shares of Common Stock which the holders of shares of the Series A Preferred shall be entitled to acquire hereunder and shall prepare, retain on file and transmit to the holders of shares of the Series A Preferred within ten (10) days after such preparation a statement describing in reasonable detail the method used in calculating such adjustment.

(f) The certificate of any independent firm of public accounts or recognized standing selected by the Board of Directors of the Corporation shall be conclusive evidence of the correctness of any computation made under this
Section 4.

(g) Whenever the number of shares of Common Stock or other securities issuable upon conversion of a share of Series A Preferred is adjusted pursuant to this
Section 4, the Corporation shall promptly mail to each holder of shares of the Series A Preferred Stock a notice describing the adjustment and specifying the number, or kind, or class of shares or other securities or property comprising the securities issuable on conversion of the shares of Series A Preferred after giving effect to such adjustment.

(h) In case the Corporation after the date hereof shall propose (i) to pay any dividend payable in stock to the holders of the Common Stock or to make any other distribution (other than case distributions out of earnings or surplus) to the holders of the Common Stock, or (ii) to offer to the holders of the Common Stock rights to subscribe to or purchase any additional shares of any class or any other rights or options, or (iii) to effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of the Common Stock) or any capital reorganization, or consolidation or merger, or any sale or other transfer of its property, assets and business substantially as an entirety, or the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of the Series A Preferred notice of such proposed action, which notice shall specify the date on which the books of the Corporation shall close, or a record shall be taken, for such stock dividend, distribution or subscription or purchase rights, or the date on which such reclassification, reorganization, consolidation, merger, sale or transfer, liquidation, dissolution, or winding up shall take place or commence, as the case may be, and the date of participation therein by the holders of the Common Stock if any such date is to be fixed, and shall also set forth such facts then known to the Corporation with respect thereto as shall be reasonably necessary to indicate the effect of such action on the number, or kind, or class of shares or other shares or other securities or property which will be issuable upon conversion of a share of Series A Preferred after giving effect to any adjustment which will be required as a result of such action. Such notice shall be mailed in the case of any action covered by clause (i) or (ii) above at least ten days prior to the record date for determining holders of the Common Stock for purposes of such action, and in the case of any action covered by clause
(iii) above at least ten days prior to the date of the taking of such proposed action. Failure to mail any notice, or any defect in any notice, pursuant to this Section 4(g), shall not affect the legality or validity of the adjustment in the securities issuable upon conversion of a share of Series A Preferred or of any transaction giving rise thereto.

(i) Until they are converted, the shares of Series A Preferred shall vote with the Common Stock on all matters where a vote of the holders of the Common Stock is required by law, except for the election of the members of the Corporation's Board of Directors, which shall be governed by clause (j) below, and each share of Series A Preferred shall have a number of votes equal to the number of shares of Common Stock into which it would be converted while each share of Common Stock shall have one vote.

(j) At any time when at least 20,000 shares of Series A Preferred issued and outstanding, the holders thereof, voting as a class shall be entitled to elect such number of directors of the Corporation as shall constitute a majority of the Board of Directors of the Corporation, while the holders of the Common Stock shall elect the balance of the Board of Directors without the votes of the holders of Series A Preferred.

(k) For the purposes of this Section 4, the term "Common Stock" shall include all shares of capital stock authorized by the Corporation's Certificate of incorporation, as from time to time amended, which are not limited to a fixed sum or percentage of par value in respect of the right of the holders of shares of the Series A Preferred to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

5. NO IMPAIRMENT OF RIGHTS. As long as any shares of the Series A Preferred are outstanding, the Corporation shall not (i) participate in any reorganization, transfer of assets, consolidation, merger,



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dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance hereunder,
(ii) amend its Certificate of Incorporation if such action would alter or change the preferences, special rights or powers given to the shares of the Series A Preferred so as to affect such shares adversely, or (iii) authorize or create any class or series of stock of the Corporation having any preference or priority which are pari passu or superior to shares of the Series A Preferred, as to dividends, redemption or distribution of assets made in dissolution, liquidation or winding up of the Corporation. The Corporation will at all times in good faith carry out all such actions as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred set forth hereunder against impairment.

6. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Preferred set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, BIOGAN INTERNATIONAL, INC. has caused this statement to be signed by Gilles LaVerdiere, its President and attested to by Robert C. Montgomery, its Secretary, this 25th day of February, 2000.


BIOGAN INTERNATIONAL, INC.


By: /s/ GILLES LaVERDIERE
   ---------------------------------
     Gilles LaVerdiere, President

ATTEST: /s/ RONALD TOLMAN, VP
       -----------------------------

  /s/ ROBERT C. MONTGOMERY
 -----------------------------------
Robert C. Montgomery, Secretary